Exhibit 99.2

Spero Therapeutics Provides Business Update and Announces Interim Leadership Changes

Esther Rajavelu Appointed Interim President and Chief Executive Officer, Frank Thomas Appointed Chairman of the Board

Interim Changes to Leadership Follow the Company’s Response to a Wells Notice from the SEC Relating to Certain Public Disclosures Made in 2022

Phase 3 PIVOT-PO Trial of Tebipenem HBr Reaches Over 60% Enrollment as of December 31, 2024; Remains on Track to Complete Enrollment in 2H 2025

Cash Balance and Cash Runway Guidance Remains into mid-2026

CAMBRIDGE, Mass., Jan. 10, 2025 — Spero Therapeutics, Inc. (“Spero” or the “Company”) (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company, focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today provided a corporate update regarding interim changes to its leadership and Board as well as an enrollment update regarding the Phase 3 PIVOT-PO trial of Tebipenem HBr.

Effective today, the Board of Directors (“Board”) has appointed Esther Rajavelu to serve as Interim President and Chief Executive Officer, stepping in for Sath Shukla, who has agreed to a voluntary paid administrative leave for an interim period. During such leave, Mr. Shukla will continue to serve as a member of the Board. The Board has also appointed Director Frank Thomas to serve as Chairman of the Board, stepping in for Dr. Ankit Mahadevia. Dr. Mahadevia will continue to serve as a member of the Board. These leadership changes were implemented as part of the Company’s response to a “Wells Notice” from the Securities and Exchange Commission (the “SEC”), related to certain public disclosures by the Company from March 31, 2022 leading up to May 3, 2022. The Board’s independent directors took these actions as a matter of corporate governance best practices and to enable the Company to maintain focus on pursuing its business objectives. The Board believes that the Company, Dr. Mahadevia and Mr. Shukla acted in good faith and consistent with their duties and obligations.

“The Board is highly confident that Esther is well equipped to serve as Interim President and CEO and execute on the Company’s strategy to advance our pipeline during this period,” stated Frank Thomas, Chairman of the Board of Spero Therapeutics. “The Board maintains that the disclosures of the Company were appropriate. We thank Sath and Ankit for their continued service and for their cooperation in helping Spero remain focused on its programs during this process. We look forward to the satisfactory resolution of this matter.”

“We are entering an important year of progress for Spero, as we build momentum with our Phase 3 Tebipenem HBr PIVOT-PO trial,” said Ms. Esther Rajavelu, Interim President and Chief Executive Officer of Spero Therapeutics. “We have now surpassed 60% enrollment in the trial, and we’re on track to be fully enrolled in the second half of 2025. This marks significant progress in developing the first-of-its-kind oral carbapenem antibiotic for complicated urinary tract infections. Our cash runway into mid-2026 enables us to stay focused on our highest priority, the tebipenem clinical program and other ongoing activities.”

Leadership Bios

Esther Rajavelu has served as the Company’s Chief Financial and Business Officer since joining in November 2023. Prior to that, she was Chief Financial Officer at Fulcrum Therapeutics, a clinical stage biopharmaceutical company. Ms. Rajavelu also brings more than two decades of life sciences sector experience combining equities research, investment banking and strategy consulting.

Frank Thomas has been a member of the Board since July 2017 and is currently the Chair of its Audit Committee. Mr. Thomas also serves on the Board of Directors of Larimar Therapeutics, and he brings extensive commercial and operational management experience at several biopharmaceutical companies.

2024 Pipeline Updates and 2025 Anticipated Milestones

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI including acute pyelonephritis (AP) to help patients avoid hospitalizations or reduce duration of in-patient therapy.

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As of December 31, 2024, more than 60% of the enrollment was complete in PIVOT-PO, the global Phase 3 clinical trial of tebipenem HBr, with full enrollment expected by the second half of 2025. The trial, which began enrolling patients in December 2023, aims to enroll approximately 2,648 participants.

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PIVOT-PO is a randomized, double-blinded trial compares oral tebipenem HBr with intravenous imipenem cilastatin, in hospitalized adult patients with cUTI/AP. The primary endpoint is overall response (a combination of clinical cure and favorable microbiological response) at the Test-of-Cure (TOC) visit. For more information on PIVOT-PO, refer to ClinicalTrials.gov ID NCT06059846.

SPR720

SPR720 is an oral, chemically stable phosphate ester prodrug that is converted rapidly in vivo to SPR719, the active moiety. SPR719 targets the ATPase site of DNA gyrase B in mycobacteria, a mechanism that is distinct from that of other antibiotics in use for Non Tuberculous Mycobacterial-Pulmonary Disease (NTM-PD).

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As of July 2024, a Phase 2a proof-of-concept trial concluded enrollment in July 2024 with 25 non-refractory NTM-PD patients. A planned interim analysis based on 16 patients indicated the trial did not meet its primary endpoint of differentiation from placebo in the rate of change in log10 colony forming units per milliliter (CFU/mL). In addition, analysis of the full 25 patient safety data highlighted potential dose limiting safety issues in patients dosed at 1,000mg orally once daily, including three cases of reversible grade 3 hepatotoxicity.

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The Company plans to complete data analysis of all enrolled patients (n=25) and determine the next steps for the SPR720 program over the next several months. For more information on the trial, see ClinicalTrials.gov identifier NCT05496374.

SPR206 for Bacterial Pneumonia

SPR206 is an investigational, intravenously administered next-generation polymyxin that has shown antibiotic activity against MDR Gram-negative pathogens, including carbapenem-resistant Enterobacterales, Acinetobacter baumannii and Pseudomonas aeruginosa in preclinical studies.

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The U.S. Food and Drug Administration (FDA) cleared the Company’s IND for a Phase 2 trial in participants with hospital-acquired or ventilator-associated bacterial pneumonia (HABP/VABP). The Company maintains its guidance to initiate the trial, contingent on availability of non-dilutive funding.

Financial Guidance

As of December 31, 2024, Spero Therapeutics had cash and cash equivalents of $52.9 million (unaudited). The Company estimates that its existing cash and cash equivalents, together with earned and non-contingent development milestone payments from GSK, as well as other non-dilutive funding commitments, will be sufficient to fund its operating expenses and capital expenditures into mid-2026.

The following information should be considered in connection with this preliminary result: The Company’s audited, consolidated financial statements as of December 31, 2024, are not yet available. Accordingly, the information presented above reflects the Company’s preliminary estimate, subject to the completion of the Company’s financial closing procedures and the annual audit of its financial statements by its auditors. As a result, this preliminary estimate may differ from the actual results that will be reflected in the Company’s audited, consolidated financial statements for the fiscal year ended December 31, 2024, when they are completed and publicly disclosed. This preliminary estimate may change, and that change may be material. The Company’s independent registered public accounting firm have not audited, reviewed, examined, or compiled nor applied agreed upon procedures with respect to such preliminary estimate and accordingly do not express an opinion or any other form of assurance with respect thereto.

Background on Wells Notice

As the Company disclosed today in a Form 8-K filing, on January 9, 2025, the Company responded to a “Wells Notice” from the SEC staff regarding a preliminary determination to recommend to the Commissioners of the SEC a civil enforcement action or administrative proceeding against the Company, Dr. Mahadevia, and Mr. Shukla. The Wells Notice relates to certain public disclosures by the Company from March 31, 2022 leading up to the Company’s announcement on May 3, 2022, that it had determined to cease commercialization of Tebipenem HBr based on feedback from the Food and Drug Administration (the “FDA”), and whether the Company’s disclosures may have violated the federal securities laws.

The Company, Dr. Mahadevia, and Mr. Shukla are cooperating with the SEC, and they maintain that the Company’s disclosures were appropriate. The Company, Dr. Mahadevia and Mr. Shukla intend to pursue the Wells Notice process and vigorously defend against this matter, including submitting a formal response to the SEC explaining their views and engaging in further dialogue with the SEC Staff.

A Wells Notice is neither a formal charge of wrongdoing nor a final determination that the recipient has violated any law, but is a preliminary determination by the SEC staff to recommend to the Commissioners of the SEC that a civil enforcement action or administrative proceeding be brought against the recipients. The results of the investigation and the Wells Notice process and any corresponding enforcement action against the Company and/or any of the identified individuals, and the costs, timing and other potential consequences of responding and complying therewith are unknown at this time.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

About Tebipenem HBr and the Phase 3 PIVOT-PO Trial

Spero Therapeutics, in collaboration with GSK through a global licensing agreement established in 2022, continues to advance Tebipenem HBr, an investigational first-in-class oral carbapenem antibiotic for treating complicated urinary tract infections (cUTI), including acute pyelonephritis. If approved, it would provide an oral alternative to IV antibiotics, addressing unmet medical needs and potentially reducing hospitalizations. The company received written agreement from the FDA under a Special Protocol Assessment (SPA) on the design and size of the pivotal Phase 3 clinical trial, named PIVOT-PO, for Tebipenem HBr in patients with cUTI, including acute pyelonephritis. The PIVOT-PO trial is a global Phase 3 randomized, double-blind study comparing the efficacy of oral Tebipenem HBr with intravenous imipenem cilastatin in hospitalized adults with complicated urinary tract infections (cUTI), including acute pyelonephritis (AP). The trial, which began enrolling patients in January 2024, aims to enroll approximately 2,648 participants, with enrollment completed in the second half of 2025.

Tebipenem HBr Research Support

Select Tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions, and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing, progress and results of Spero’s preclinical studies, clinical trials and research and development programs; the potential benefits of any of Spero’s current or future product candidates in treating patients; the potential future resolution of the Wells Notice process; and Spero’s strategy, goals, cash runway and anticipated financial performance, milestones and business plans. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including whether tebipenem HBr will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s interim leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; the possible delisting of our common stock from the Nasdaq GS, the outcome of the Wells Notice process and any corresponding enforcement action or administrative proceeding; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

Edelman Smithfield

Spero@edelmansmithfield.com

Spero Therapeutics

media@sperotherapeutics.com

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